Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces $320 Million Unsecured Credit Facility

Including 5-Year and 7-Year Term Loans

MURFREESBORO, Tenn. – (May 1, 2012) National Health Investors, Inc. (NYSE:NHI) announced today it has entered into an amended $320 million unsecured credit facility that includes $120 million of combined 5-year and 7-year term loans that were drawn immediately at closing to pay down revolving credit borrowings and for other corporate purposes. The facility also includes an uncommitted incremental facility feature allowing for an additional $130 million of total borrowings. Wells Fargo Securities, LLC was sole bookrunner for the $200 million revolving credit facility. BMO Capital Markets was sole bookrunner for the $120 million 7-year and 5-year term loan facility. Other banks in the credit facility are KeyBank, Bank of America and Pinnacle National Bank. The facility replaces a smaller credit facility that was scheduled to mature in 2015.

The credit facility provides for: (1) unsecured, revolving borrowings of up to $200 million with interest at 140 basis points over LIBOR and a maturity of 5 years (inclusive of an embedded 1 year extension option); (2) an $80 million unsecured, 5-year term loan with interest at 140 basis points over LIBOR; and (3) a $40 million unsecured, 7-year term loan with interest at 150 basis points over LIBOR.

Justin Hutchens, NHI’s CEO and President, noted, “This credit facility expands NHI’s borrowing capacity, lowers our cost of capital and extends the loan maturities. NHI is well-positioned for further growth with the support of this very strong bank group.”

About National Health Investors

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans. NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings and hospitals.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com